EXHIBIT 99.1

Loop Industries Issues Letter to Shareholders

Montreal, (January 16, 2019) (GLOBE NEWSWIRE) – Loop Industries, Inc. (Nasdaq: LOOP) (“Loop” or the “Company”), a leading technology innovator in sustainable plastic, today issued the following open letter to shareholders:

Dear Fellow Shareholder,

As we begin the start of a new calendar year, I would like to take a moment to review the many successes we achieved and milestones we reached in 2018. In the pages that follow I provide an update of the current state and trajectory of the plastic crisis, the further developments made with Loop’s breakthrough technology, the progress made along Loop’s commercialization strategy, the demand from and agreements with customers, and the team and organizational development undertaken to enhance our ability to execute each aspect of Loop’s growth plan.

These successes are why I believe that Loop is better positioned than ever to create shareholder value by seizing a massive opportunity and helping to solve a global plastic crisis.

The Plastic Crisis

Astonishing facts and figures continue to inform a demand for action to address the plastic crisis. Consider the estimate from the University of Georgia that reports eight million metric tonnes of plastic waste flows into our shared oceans every year, and that, according to The New Plastics Economy, by 2050 more plastic waste is expected to be present in the ocean than fish (by mass). Couple this information with the global annual market demand for PET plastic and polyester fiber at nearly $130 billion, and the current growth projections from the 2018 IHS Polymer Markit Report indicating this will exceed $160 billion by 2022, and you quickly see the scale of the crisis facing our shared environment and economy.

And the world is responding. Trends in regulation, media, consumer demand and brand owner commitments abound. Consider just a few of the developments in 2018:

•	The proposed European Union Directive on the reduction of the impact of certain plastic products on the environment will require that PET plastic bottles contain 25% recycled content by 2025 and 30% by 2030. In addition, country-level regulations, such as those in France, propose to increase the price of single-use plastic containers that use virgin PET plastic to discourage consumers from buying packaging that does not contain recycled content.

•	Plastic pollution continues to be one of the most persistently covered environmental issues by media and local and global environmental non-governmental organizations.

•	Global consumer goods companies have made ambitious pledges to make the transition to a circular plastic economy. For instance, in January 2018, evian® committed to a 100% recycled content package by 2025, and Coca-Cola committed to a 50% recycled content package by 2030. Also in 2018, PepsiCo committed to a 25% recycled content package by 2025 and Nestle Waters committed to a 50% recycled content package by 2025.

These trends and factors continue to support our thesis that the transformation from a linear to a circular plastic economy is necessary, inevitable and profitable because the demand for sustainable, cost-effective, marketable Loop™ PET plastic resin and polyester fiber is substantial.

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Loop’s Technology

The power of Loop’s technology lies in its ability to divert and recover what is currently considered plastic waste from landfills, rivers, oceans and natural areas for use as feedstock to create new, sustainable, infinitely recyclable Loop™ PET plastic resin and polyester fiber. Loop’s technology can deliver a cost-effective virgin quality PET plastic resin that is cleared for use in food-grade packaging.

But we did not get here overnight. For several years the Loop team worked diligently on our Generation I technology, a process that yielded polyethylene terephthalate (“PTA”) and monoethylene glycol (“MEG”), two common monomers of PET plastic, through depolymerization. While monomers were of excellent purity and strong yield, we continued to challenge ourselves to drive down cost and eliminate inputs. It was during this process that we realized we could eliminate water and chlorinated solvents from the purification process, reduce the number of reagents from five to two and reduce the number of purification steps from 12 to four – if we shifted from the production of PTA to the production of dimethyl terephthalate (“DMT”), another proven monomer of PET plastic that is far simpler to purify.

And so, in September of 2017, I instructed the team to transition fully from the development of our Generation I PTA technology to our Generation II DMT technology. We successfully completed this transition in June 2018 when we activated our newly built Generation II industrial pilot plant which continues to see consistently high monomer yields and excellent purity.

This shift, from producing the monomer PTA to the monomer DMT was a pivotal moment for Loop. The Generation II technology is more cost-effective, easier to commercialize, more economical for our customers and, because it requires fewer energy and resource inputs than conventional PET production processes, we expect it to be one of the most environmentally sustainable methods for producing virgin quality food-grade PET plastic in the world. We believe this enhances our value proposition.

We also took careful steps to have our technology reviewed and vetted by independent experts and ensured that we protected this breakthrough intellectual property.

All of the industry partners who have completed due diligence on our technology have come to the same conclusion independently – that Loop’s technology is efficient at depolymerization, filtration and purification of our monomers and our process output yield is excellent.  In addition, the engineers and polymer scientists working with our many customers have conducted due diligence on our technology before committing to buy Loop’s products.

To protect Loop’s technology, and in addition to the patents we hold for Loop’s Generation I technology, we have patents pending for Loop’s Generation II technology in the US, EU and jurisdictions around the world. Freedom to Operate searches have also been conducted that indicate no conflicts with any of our existing patents or applications and we adhere to rigorous internal data and confidentiality controls.

But this is not enough. In 2018, we successfully undertook to secure opinions of regulatory clearance for Loop’s Generation II monomers. I can confirm that, according to our lawyers, the monomers produced through Loop’s technology are cleared for use in the production of PET resin for use in food-grade packaging in the United States, European Union, China, India and Japan. Our lawyers at Keller and Heckman LLP provided the opinion for the European Union and our lawyers at Wiley Rein LLP provided the opinion for the United States, China, India and Japan.

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The use of mechanically recycled PET for food grade applications in India is not permitted, and in Japan and China is highly inadvisable for a variety of reasons including the perception of contamination from mechanically recycled sources. We believe that means that Loop™ PET plastic resin and polyester fiber has a distinct advantage in these markets, which represent nearly three billion people or approximately 38% of the global population. Demand from PET manufacturers and global consumer goods companies in these regions has been significant for Loop.

Commercialization Progress

Bringing Loop™ PET plastic resin and polyester fiber to market is very exciting – and in 2018, we made tremendous strides that bring Loop closer to realizing the three major streams of revenue we expect this will generate. These revenue sources are expected to be from the sale of Loop™ PET plastic resin and polyester fiber to customers from our joint venture with IVL, license fees from Loop’s Waste-to-Resin (“WtR™”) facilities and development fees from the sale and construction of WtR™ facilities around the world. In 2018, we secured key partners, completed agreements with global consumer brands, built our brand and continued to secure the feedstock needed to support Loop’s commercial success.

Production

There are two principal modes planned for commercializing production of Loop™ branded PET plastic resin and polyester fiber. These include the retrofit of existing PET production facilities and the development of greenfield integrated WtR™ facilities around the world, which are described here.

In September of 2018, we announced a joint venture with Indorama Ventures Limited (“IVL”) to manufacture and commercialize sustainable polyester resin to meet the growing global demand from beverage and consumer packaged goods companies. The 50/50 joint venture has an exclusive world-wide license to use Loop’s technology to retrofit existing IVL facilities, so each can produce 100% sustainable Loop™ PET plastic resin and polyester fiber. Indeed, the first facility, anticipated to begin commercial production in Q1 2020 in the eastern United States, is expected to be fully subscribed by leading global consumer brands, and IVL is in the process of identifying additional facilities suitable for retrofit.

Partnering with, what I believe to be, the world’s foremost PET plastic resin manufacturer helps bring Loop™ PET sustainable plastic resin and polyester fiber to market more quickly and further emboldens the confidence of our customers to sign multi-year supply agreements and term sheets with Loop. These customers include Danone, PepsiCo, Coca-Cola’s Cross Enterprise Procurement Group, L’Oreal and others.

To drive our WtR™ solution, which is a key pillar of Loop’s commercialization blueprint, December 2018 saw Loop enter into a Global Alliance Agreement with thyssenkrupp Industrial Solutions (“tkIS”) aimed at transforming the future of sustainable PET plastic manufacturing by combining Loop’s breakthrough depolymerization technology with tkIS’s PET Melt-To-Resin® technology. As one of the world’s leading PET and polyester engineering companies, tkIS is perfectly positioned to help Loop commercialize its WtR™ solution – a fully integrated and reimagined manufacturing facility for Loop™ PET plastic resin and polyester fiber.

We believe the WtR™ solution will result in a highly scalable recurring revenue licensing model to supply the global demand for 100% sustainable Loop™ PET plastic resin and polyester fiber, allowing us to rapidly penetrate and transform the plastic market and fully capitalize on our disruptive potential to be the leader in the circular economy for PET plastic. This fundamentally changes where and how PET plastic resin production occurs - no longer does PET plastic resin production need to be bound to fossil fuels and fossil fuel infrastructure. WtR™ facilities could be located near large urban centers where feedstock is located, and transportation and logistics costs could be significantly reduced as the distance between feedstock, manufacturing and customer use is collapsed.

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We believe the proposition for those seeking a turn key solution to manufacture Loop™ PET plastic resin and polyester fiber, such as chemical companies, waste managers, existing recyclers and even consumer good companies around the world is compelling. We further believe this will create a recurring licensing revenue stream for Loop while expanding the capacity of Loop™ PET plastic resin and polyester fiber in the marketplace to meet the substantial demand from consumer goods companies.

Supply Agreements with Global Consumer Brands

Consumer brands are seeking a solution to their plastic challenge – and they are taking bold action. In the past year we have seen major brands make major commitments to close the loop on their plastic packaging in two ways, by transitioning their packaging to recyclable materials and by incorporating more recycled content into their packaging. We believe Loop™ PET plastic resin and polyester fiber provides the ideal solution for these brands because Loop™ PET plastic resin and polyester fiber is recyclable and contains 100% recycled PET and polyester fiber content with virgin quality suitable for use in food-grade packaging. That means consumer packaged goods companies can now market packaging made from a 100% Loop™ branded PET plastic resin and polyester fiber.

That is why in 2018 we delivered a significant number of announcements with some of the world’s leading brands. Here is a list of the agreements we have released publicly:

•	Strategic initiative with evian® as part of a long-term Danone global partnership, to enable evian’s® 100% “circular approach” to plastic usage by 2025. The agreement was the result of 18 months of positive collaboration with evian® and the R&D and purchasing teams of its parent company Danone;

•	Multi-year supply agreement with PepsiCo, one of the largest purchasers of recycled PET plastic, enabling them to purchase production capacity from Loop’s joint venture facility with Indorama Ventures Limited in the United States and incorporate Loop™ PET plastic resin into its product packaging by early 2020;

•	Multi-year supply framework with the Coca-Cola system’s Cross Enterprise Procurement Group to supply 100% recycled and sustainable Loop™ PET plastic resin from Loop’s joint venture facility with Indorama Ventures Limited in the United States to authorized Coca-Cola bottlers who enter into supply agreements with Loop;

•	Free new program that allows consumers of Gatorade Gx, a subsidiary of PepsiCo, to return used Gatorade Gx pods to Loop where the PET from the pods are processed using Loop’s technology to make Loop™ PET plastic resin and polyester fiber and all other recyclable components are sent for recycling; and

•	Letter of Intent with L’Oréal Group, the global leader in the beauty industry setting the stage for L’Oréal to work towards becoming the first major cosmetics company in the world to close the loop on their PET plastic packaging by incorporating Loop™ PET.

We look forward to announcing more supply agreements in the coming months.

Brand Building and Media

We believe the Loop brand stands for sustainability, responsibility, innovation and growth. These values are highly sought after by our customers and partners and are why they have begun to activate the Loop brand through their own brand and product marketing, one of the three key pillars of our brand building strategy that also includes corporate brand building and recruiting and empowering key opinion leaders to amplify the Loop brand.

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That is why consumer brands embrace the Loop logo and agree to place it on products containing Loop™ PET plastic resin and polyester fiber, why we work to create awareness about the plastic problem, why we help promote recycling and why we explain that the plastic package can now be seen as a symbol of hope and not the problem.

This approach has led to a significant upswell in brand awareness and media coverage throughout 2018. We received a record number of invitations to conferences and events large and small to share the Loop story and have seen the Loop brand activated by our customers, and through organic and strategic media:

•	Vice Media documentary exploring how Loop is helping enable evian® to meet its circularity ambitions. Activating our brand using the power of our partners and customers will continue to be a key part of how we bring our brand to market.

•	Forbes article noting how Loop is fast becoming the “intel inside” of plastic. Becoming a ubiquitous symbol of circular and sustainable plastic appearing on all packaging containing Loop™ PET plastic resin and polyester fiber is another key part of our brand awareness strategy.

•	National Geographic campaign highlights not only the importance of activation through and with a partner, but how Loop is positioned as a thought and action leader to help solve the global plastic crisis. Becoming a source for the media to turn when there are questions about the circular plastic economy brings additional credibility to the Loop brand.

•	Wall Street Journal article in which Loop’s technology is identified as a potential solution for consumer-packaged goods companies to build the better bottle they need to avoid an existential crisis. To be noted as a solution to a global plastic crisis is precisely where Loop is intended to be positioned and we take this responsibility seriously.

•	Gatorade Gx and Drinkfinity product packaging, return packaging and websites including the Loop logo.

We will continue to invest in the development and activation of both our marketing and communication functions to grow awareness of the Loop brand and support Loop’s commercialization.

Turning Waste into Feedstock

To Loop, waste PET plastic and polyester fiber is feedstock, the materials introduced into our Generation II depolymerization technology to yield PET monomers. Loop’s technology can use plastic bottles and packaging of any color, transparency or condition, carpet, clothing and other polyester textiles that may contain colors, dyes or additives, and even ocean plastics that have been degraded by sun and salt. This is yet another distinct advantage of Loop™ PET over mechanically recycled PET, our ability to use materials that nearly all other recyclers cannot use. This also means we are creating a new market for materials that have persistently been leaking out of the waste management system and into our shared rivers, oceans and natural areas.

We have a dedicated team studying the availability of feedstock to ensure each planned facility can operate continuously. The team has already successfully identified the sources required for our first joint venture facility with IVL and is now focused on closing supply agreements to secure this feedstock for the long term.

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The team is also conducting a macro-to-micro analysis in the United States, Canada, European Union and Asia to help inform the size and location of Loop’s next facilities. The approach includes a fulsome inventory of PET materials introduced into a region, the materials collected (or recycled) in the region and the material loss, or the difference between the material introduced and the material collected. This allows Loop to identify not only the material traditionally available for recycling, but how material can be effectively diverted from landfill, rivers, oceans and natural areas by providing a new outlet for what was formerly considered waste.

Organizational Development

While having the right market conditions, technology and commercialization plan are key, a skilled management team with extensive experience in consumer goods, packaging, sustainability and commercial development is needed to execute the vision of the company, to predict and adjust to changing market forces and to create shareholder value. That is why I am especially pleased with the recent additions we have made to our management team:

•	Nelson Switzer, Chief Growth Officer – Nelson Switzer oversees Loop's approach to growth through customer engagement, sales, marketing, corporate affairs, stakeholder engagement and feedstock management. He is a member of the Loop Executive Team and brings nearly 20 years of experience working in the consumer goods, finance, energy and resource sectors at both the local and international level. He is considered a leading expert in sustainable development, business management and stakeholder engagement and has held adjunct positions and executive in residence status at leading universities including the University of Waterloo and Ivey School of Business. Most recently, Nelson Switzer was the Chief Sustainability Officer for Nestlé Waters North America, Plastic Strategy Leader for Nestlé in North America and Sustainability Leader for Nestlé in the United States.

•	Nelson Gentiletti, Chief Operating and Chief Financial Officer – Nelson Gentiletti is responsible for all of Loop's corporate functions, including finance and legal. He is a member of the Loop Executive Team and brings over 30 years of experience as a public company COO and CFO in the packaging, media, travel and tourism and communication sectors. Mr. Gentiletti has a successful track record in business development, operations management and financing and has an excellent reputation in capital markets. He recently came from Transcontinental Inc. where, as Chief Financial and Development Officer, he participated in the company’s transition from a leading printing and media company to a major flexible packaging and printing provider.

Board and Corporate Governance

We are committed to high standards of governance and to this end, we have appointed two new independent members to the Board of Directors. Their long experience running and advising public companies is of great value to me and our senior management team in providing advice and oversight as Loop continues its development as a public company and broadens its shareholder base:

•	Laurence Sellyn, Lead Independent Director – The former Executive Vice President, Chief Financial and Administrative Officer of Gildan Activewear Inc., Mr. Sellyn played an important role in growth and development as Gildan grew from a small cap company to a large cap public company and the market leader in its industry, became respected for governance and social responsibility and created significant value for its shareholders.

•	Sidney Horn, Independent Director – One of the most highly respected and experienced commercial, corporate and securities lawyers in Canada, Mr. Horn is a valued business advisor to senior corporate executives who rely on his experience and advice in areas including finance, mergers and acquisitions and corporate governance.

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Liquidity

Since November 13, 2018 the Company has raised $7.15 million in financing that provides additional liquidity for general corporate and working capital purposes, which includes commercialization of our technology and our research and development efforts.

We continue to pursue additional options to finance our long-term growth strategy as we look to deploy our technology through our two commercial models.

In Closing

Even with all of the success we are experiencing as we execute our plan, I am reminded that being a disruptor is never easy. The most disruptive innovators tend to be met with the most skepticism and criticism. This is precisely why we have had our technology vetted by our partners and customers, why we have protected our technology, why we have gained regulatory certainty, why we have secured leading global brands as customers, why we have gained significant media attention, why we have expanded the universe of feedstock we can use – and why we have brought on the right people with the right skills to lead us.

In closing, when my friends, colleagues and fellow shareholders ask me what I am most excited about there are many items I can call out, but perhaps none more than this – my team and I are privileged to help solve a global environmental crisis and demonstrate that the circular economy is possible and profitable.

We believe we are well positioned for the future and plan to continue to build atop of recent momentum into 2019. Thank you for your continuing support.

Sincerely,

Daniel Solomita

Founder and CEO

About Loop Industries, Inc.

Loop Industries, Inc. (“Loop” or “the Company”) is a technology company whose mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop’s patented and proprietary technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic and fiber to its base building blocks (monomers). The monomers are then filtered, purified and repolymerized to create virgin-quality polyester plastic suitable for use in in food-grade packaging.

Common shares of the Company are listed on the Nasdaq Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries, Instagram: loopindustries, Facebook: www.facebook.com/Loopindustrie/ and LinkedIn: www.linkedin.com/company/loop-industries/

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Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.  Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology and products, (ii) our status of relationship with partners, including IVL, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) regulatory and legal compliance, (vii) our ability to continue as a going concern and raise funds sufficient to support our ongoing operations, (viii) building our manufacturing facility, (ix) our ability to sell our products in order to generate revenues, (x) our proposed business model and our ability to execute thereon, (xi) adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, and (xii) other factors discussed in our subsequent filings with the SEC.  More detailed information about Loop and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (“SEC”).  Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.  Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Investors:

Jason Assad

LR Advisors LLC.

678-570-6791

jwassad@bellsouth.net

Media Inquiries:

Nelson Switzer

Loop Industries

+1 (450) 951-8555 ext. 230

nswitzer@loopindustries.com

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